Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

AAC Holdings, Inc.

Brentwood, Tennessee

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 2, 2014, except for Note 19, which is as of September 22, 2014, relating to the consolidated financial statements of AAC Holdings, Inc. and Subsidiaries; our report dated June 20, 2013, relating to the combined financial statements of AJG Solutions, Inc. and B&B Holdings Intl LLC; and our report dated April 24, 2014, relating to the Historical Statements of Revenues and Certain Direct Operating Expenses of Greenhouse Real Estate, LLC, all of which are contained in AAC Holdings, Inc.’s prospectus filed pursuant to
Rule 424(b) in connection with AAC Holdings, Inc.’s Registration Statement on Form S-1, as amended (File No. 333-197383).

/s/ BDO USA, LLP

Nashville, Tennessee

December 22, 2014